EXHIBIT 99.1

NEWS RELEASE
FISHER COMMUNICATIONS ANNOUNCES CONTINUED REVENUE
IMPROVEMENT WITH FIRST QUARTER 2008 RESULTS
SEATTLE, WA—(MARKETWIRE)-April 30, 2008-Fisher Communications, Inc. (NASDAQ: FSCI) today announced its financial results for the quarter ended March 31, 2008. The Company continued its trend of revenue growth.
The Company reported that revenue increased 10% for the first quarter of 2008 to a total of $37.7 million, compared to $34.2 million in the first quarter of 2007. Television revenue increased 14% for the first quarter ended March 31, 2008, compared to 2007. The improvement was due to revenue from its two new Bakersfield, California television stations, which were acquired on January 1, 2008, as well as increases in local advertising revenue for existing English and Spanish-language television stations. Excluding revenue from the new Bakersfield stations, television revenue increased 2.5% for the first quarter of 2008 compared to the first quarter of 2007.
Fisher Plaza revenue increased 19% for the first quarter of 2008, primarily as a result of increased average occupancy, rental rates and services fees compared to the same quarter of 2007. Fisher Plaza occupancy was at 98% as of March 31, 2008.
Adjusted EBITDA totaled $3.0 million for the quarter ended March 31, 2008 compared to $2.3 million in 2007. Operating Cash Flow, as defined by the Company’s debt agreements, totaled $32.2 million for the trailing-twelve-month period ended March 31, 2008 compared to $34.9 million in the same period ended March 31, 2007. Detailed calculations of these non-GAAP performance measures can be found in the “Investor Information” section of the Company’s website, www.fsci.com. Revenue from the Company’s television and radio stations is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season.
“In the current environment, we are pleased with the first quarter of 2008 continuing our trend of revenue growth and margin improvement in our core TV business,” said Colleen B. Brown, president and chief executive officer of Fisher Communications. “We recognize we have further room for improvement and have initiatives in place to get us there.”
First Quarter 2008 Highlight
•	On January 1, 2008, the Company completed the purchase of two television stations, KBAK-TV (CBS) and KBFX-CA (FOX), from Westwind Communications, LLC for $55 million in

cash.	Both stations serve the Bakersfield, California television market, the nation’s 125th largest television market.
Loss from Continuing Operations
The Company reported a loss from continuing operations of $1.0 million for first quarter 2008, compared to a loss from continuing operations of $1.3 million for first quarter 2007. In both years, first quarter net loss was comprised of continuing and discontinued operations. Discontinued operations reflect the after-tax operating results attributable to the Company’s small-market radio stations sold or held for sale.
Annual Meeting of Shareholders and First Quarter Earnings Webcast
Fisher will hold its Annual Meeting of Shareholders today, April 30, 2008, at 10:00 AM Pacific Time. The presentations at the Annual Meeting will include information regarding the Company’s operating results for the quarter ended March 31, 2008; therefore, the Company will not hold a separate earnings conference call.
The combined Annual Meeting and first quarter 2008 earnings webcast may be accessed at the Fisher Communications Web site, www.fsci.com, by clicking on the “Investor Information” tab and selecting the “Annual Meeting of Shareholders and Q1 Earnings” heading. A replay of the webcast will be available on the Web site until Wednesday, May 14, 2008.
Definitions and Disclosures Regarding Non-GAAP Financial Information
Adjusted EBITDA is a common industry performance measure and is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights, and non-cash stock compensation expense, minus broadcast rights payments, and amortization of non-cash benefit resulting from the change in national advertising representation firm.
Operating Cash Flow is defined by the Company’s debt agreements and is calculated as net income plus depreciation, amortization of intangible assets and broadcast rights, interest expense, provision for federal and state income taxes, dividends from equity investee, loss in operations of equity investee and non-cash stock compensation expense, minus income from discontinued operations net of income taxes, broadcast rights payments, amortization of non-cash benefit resulting from the change in national advertising representation firm, and gain on the sale of marketable securities.
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CONTACT:	Colleen B. Brown
President & CEO
Fisher Communications, Inc.
(206) 404-6783

About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), eight low power television stations and eight radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Forward-looking Statement
This release may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Fisher Communications’ most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Fisher Communications undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31
(in thousands, except per-share amounts) Unaudited	2008	2007

Revenue	$37,721	$34,243
Costs and expenses
Direct operating costs	17,494	15,816
Selling, general and administrative expenses	13,707	12,497
Amortization of program rights	2,446	2,423
Depreciation and amortization	3,127	2,841

	36,774	33,577

Income from operations	947	666
Other income, net	1,026	1,170
Interest expense	(3,358)	(3,494)

Loss from continuing operations before income taxes	(1,385)	(1,658)
Benefit for federal and state income taxes	(344)	(390)

Loss from continuing operations	(1,041)	(1,268)
Income (loss) from discontinued operations, net of income taxes	(25)	23

Net loss	$(1,066)	$(1,245)

Income (loss) per share:
From continuing operations	$(0.12)	$(0.14)
From discontinued operations	—	—

Basic and diluted net loss per share	$(0.12)	$(0.14)

Shares used in computation of basic and diluted net loss per share	8,728	8,720
Reclassifications
Certain amounts in the 2007 condensed consolidated statement of operations have been reclassified to conform to the 2008 presentation. Certain employment-related expenses totaling approximately $1.5 million for the three months ended March 31, 2007, which were previously reported within “Selling, general and administrative expenses,” are now reported within “Direct operating costs.”
FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
(in thousands) Unaudited	2008	2007

Assets
Current assets	$46,980	$47,619
Marketable securities, at market value	101,910	129,223
Other assets	159,221	163,084
Property, plant and equipment, net	148,507	146,008

Total assets	$456,618	$485,934

Liabilities and stockholders’ equity
Current liabilities	$29,986	$29,571
Long-term debt	150,000	150,000
Deferred income taxes	34,377	45,274
Other liabilities	27,441	27,692

Total liabilities	241,804	252,537

Stockholders’ equity, other than accumulated other comprehensive income	151,811	152,718
Accumulated other comprehensive income, net of income taxes	63,003	80,679

Total stockholders’ equity	214,814	233,397

Total liabilities and stockholders’ equity	$456,618	$485,934